Exhibit 16.1

November 19, 2013

Securities and Exchange Commission

100 “F” Street, N.E.

Washington, DC 20549-6561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 6, 2013, to be filed by our former client, Fuse Science, Inc. (Commission file number 000-229991). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Morrison, Brown, Argiz & Farra, LLC

An Independent Member of Baker Tilly International
MIAMI 1450 Brickell Avenue, 18th Floor, Miami FL 33131 | T 305 373 5500 F 305 373 0056 | www.mbafcpa.com